EXHIBIT 23.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion of our report dated February 20, 2004, with respect to the statements of operations and changes in members' equity and cash flows of Berkadia LLC for the year ended December 31, 2003 included in this 2005 Form 10-K/A of Leucadia National Corporation, expected to be filed with the Securities and Exchange Commission and be effective on or about March 23, 2006, and with respect to the incorporation by reference in the Registration Statements on Form S-8 (No. 2-84303), Form S-8 and S-3 (No. 33-6054), Form S-8 and S-3 (No. 33-26434), Form S-8 and Form S-3 (No. 33-30277), Form S-8 (No.
33-61682), Form S-8 (No. 33-61718), Form S-8 (No. 333-51494) and Form S-3 (No.
333-118102).

/s/ Ernst & Young LLP


Phoenix, Arizona
March 23, 2006